Exhibit 10.15

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

Execution Copy

DATED SEPTEMBER 25, 2007

PACIRA PHARMACEUTICALS, INC.

and

FLYNN PHARMA LIMITED

STRATEGIC MARKETING AGREEMENT

THIS AGREEMENT is made on this 25th day of September 2007

BETWEEN

(1)	PACIRA PHARMACEUTICALS, INC., a company incorporated in the state of California whose principal place of business is 10450 Sciences Center Drive, San Diego, California 92121 USA (“Pacira”); and

(2)

FLYNN PHARMA LIMITED a company incorporated in the Republic of Ireland under company number 210742 with its registered office at Alton House, 4 Herbert Street, Dublin 2, Republic of Ireland (“Flynn Pharma”).

Recitals

(A)	Pacira, which is formerly known as Skye Pharma, Inc., is the owner of certain Pacira IP (as defined below) and possesses expertise relating to the Product (as defined below).

(B)	Flynn Pharma has, amongst other things, specialist knowledge and expertise in relation to regulatory matters, the obtaining of pricing approval, and the marketing and sale of pharmaceutical products.

(C)

Pacira desires to grant and Flynn Pharma desires to acquire the exclusive right to market, distribute and sell the Product (as defined below) in the Territory (as defined below) in the Field (as defined below).

Operative Provisions

1	Definitions

1.1	In this agreement the following words and expressions have the following meanings:

“Affiliate”	means any company, corporation, firm, individual or other entity which Controls, is Controlled by or is under common Control with a party to this Agreement.

“Applicable Laws”

means all laws, rules and regulations (as amended from time to time) regarding the manufacture, packaging, labelling, import, export, storage, distribution, representation, promotion, marketing and sale of the Product including but not limited to the Association of the British Pharmaceutical Industry Code of Practice and the relevant provisions of the Medicines Act 1968, the principles of and guidance relating to Good Manufacturing Practice (“GMP”), Good Distribution Practice (“GDP”) and Good Laboratory Practice (“GLP”) together with any equivalent laws, rules, regulations, codes or guidelines having effect in any jurisdiction in the Territory;

“Calendar Year”	means the period of twelve months commencing on 1st January in any year, and each consecutive period of twelve months thereafter during the Term;

“Commercial Delivery”

means the date of the first sale to a Third Party customer for commercial use of Product in a country within the Territory following the grant of Marketing Authorisation(s) in that country and any necessary Pricing Approval being given in that country;

“Commercialisation Committee”	means the committee to be set up under the terms of clause 4;

“Competing Product”	means an epidurally administered morphine based analgesic product (other than the Product) available in a country in the Territory which competes or would compete with the Product;

“Confidential Information”	means all confidential information, data and materials in whatever form disclosed by or on behalf of one party or its Affiliates to the other party or its Affiliates including, without limitation, the terms of this Agreement, data, formulae, patent disclosures, processes, protocols, specifications, Know-How, pricing strategies, agreements with Marketing Partners, marketing plans and sales forecasts, but excluding information which either party can establish by written documentation:

	(i)	at the time of disclosure, is in the public domain or is public knowledge;

	(ii)	after disclosure, becomes part of the public domain by publication, except by breach of any obligation of confidentiality by a party hereto or an Affiliate of such party;

	(iii)	was already in its possession at the time of its receipt and was not acquired directly or indirectly from the other party or its Affiliates; or

	(iv)	received from Third Parties who were lawfully entitled to disclose such information;

“Control”

means in relation to any party or an Affiliate the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such firm, person or company, by contract or otherwise, or the ownership either directly or indirectly of 50% or more of the voting securities of such company, corporation, firm, individual or entity.

“Effective Date”	means the date upon which this Agreement commences, namely the of September, 2007;

“EMEA”	means the European Medicines Evaluation Agency or any successors thereto;

“FDA”	means The Food and Drug Administration of the United States of America or any successor thereto;

“Field”	means those indications for the management of post-operative pain as are set out in UK Product License Application numbers:

[**] - [**] mg / [**] ml vial
[**] - [**] mg / [**] ml vial
[**] - [**] mg / [**] ml vial

“Force Majeure”

means in relation to either party, any cause affecting the performance of this Agreement or the Supply Terms arising from or attributable to any acts, events, non-happenings, omissions or accidents beyond the reasonable control of the party to perform and in particular but without limiting the generality thereof shall include strikes or labour disturbances, lock-outs, industrial action, action or inaction of any Regulatory Authority, civil commotion, riot, invasion, war, threat of or preparation for war, terrorist activity, fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster, impossibility of the use of railways, shipping, aircraft, motor transport, or other means of public or private transport, failure or suspension of utilities, unavailability, shortage or interruption in the supply of raw material, and political interference with the normal operation of either party;

‘Major Countries”	means the United Kingdom, France, Germany, Spain and Italy, or any of them;

“Marketing Authorisation”

means the grant of all necessary regulatory and governmental approvals by a Regulatory Authority or other governmental body required to market and sell the Product in any country of the Territory but excluding any Pricing Approval;

“Marketing Partner”

means a Third Party to whom Flynn Pharma has granted rights as a sub-distributor or sub-licensee in respect of the Products in the countries of the Territory other than the United Kingdom and the Republic of Ireland in accordance with the terms hereunder;

“Marketing Plan”	means the plan for the marketing, distribution and sale of the Product in the Territory submitted to the Commercialisation Committee in accordance with clause 4;

“Marketing Year”	means any period of twelve consecutive months;

“MHRA”	means the UK Medicines and Healthcare Products Regulatory Agency or any successor thereto;

“Milestone Event”	means an event identified in clause 6 which triggers a one-off Milestone Payment;

“Milestone Payment”	means each one-off payment by Flynn Pharma to Pacira identified in clause 6 which is triggered by a Milestone Event;

“Net Sales”	means total gross sales of Product invoiced by Flynn Pharma its Affiliates and Marketing Partners to Third Parties, less the following amounts actually deducted or allowed:

(i) transport, freight and insurance costs (including for cross border movement of bulk shipments and local distribution within any country of the Territory);

(ii) sales and excise taxes and duties;

	(iii)	normal and customary trade, quantity and cash discounts and rebates; and

	(iv)	amounts repaid or credited for properly rejected, returned or recalled goods;

“Pacira Improvements”

means any improvement to the Pacira Patents and Pacira Know-How relating to the Product and developed by Pacira or Flynn Pharma or their respective Affiliates during the Term. Pacira Improvements shall constitute part of Pacira IP subject to Pacira’s third-party agreements if any;

“Pacira IP”	means the Pacira Know-How, Pacira Patents and Pacira Improvements;

“Pacira Know-How”

means all information, procedures, instructions, techniques, data, technical information, knowledge and experience (including, without limitation, toxicological, pharmaceutical, clinical, non-clinical and medical data, health registration data and marketing data), designs, dossiers (including, without limitation, manufacturing assay and quality control dossiers) manufacturing formulae, processing specifications, sales and marketing materials and technology owned by Pacira with respect to the Product, and the Product Data;

“Pacira Patents”

means those patents set out in Schedule I which cover the Product and such other patents as Pacira may include from time to time including additions, divisions, confirmations, continuations in part, substitutions, re-issues, re-examinations, extensions, registrations, patent terms extensions; supplementary protection certificates and renewals of any of the above;

“Pricing Approval”

means any pricing and reimbursement approval required by a Regulatory Authority to enable sale of the Product in any country of the Territory following grant of the Marketing Authorisation in that country;

“Product”

means the DepoFoam™ formulation of morphine sulphate for epidural administration presented in vials, appropriately packaged and labelled for sale to end users in such presentations and dosages as required in each country in the Territory and as are defined in the Supply Terms;

“Product Data”

means all data, information or results generated in the performance of any clinical studies, non-clinical studies (including pharmacological and toxicological studies) or chemistry and analytical studies, market, customer research and product utilisation studies and reports in respect of the Product conducted by or on behalf of either party whether before or after the Effective Date;

“Quarter”	means a three month period ending on the last day of March, June, September or December in any Calendar Year;

“Regulatory Authority”

means any competent regulatory authority or other governmental body (for example, but not by way of limitation the EMEA or MHRA) responsible for granting a Marketing Authorisation or Pricing Approval in any country within the Territory;

“Supply Terms”	means the terms and conditions for the supply of the Product by Pacira to be negotiated by the parties pursuant to clause 5.10;

“Term”	means the term of this Agreement as set out in clause 15;

“Territory”	means the countries listed in Schedule V;

“Third Party”	means any company, corporation, firm, individual or other entity but excluding a party to this Agreement or an Affiliate;

“Trade Marks”	means those trade marks registered or applied for set out in Schedule II and such other trade marks as are agreed between the parties from time to time;

“Vial”	means a vial containing the Product supplied to Flynn Pharma in presentations and dosages and other relevant terms set out in the Supply Terms;

“Year”	means the period of twelve months commencing on the first Commercial Delivery of the Product in the Territory, and each consecutive period of twelve months thereafter during the Term.

1.2	In this Agreement, unless the context requires otherwise:

1.2.1	the headings are included for convenience only and shall not affect the construction of this Agreement;

1.2.2	references to “persons” includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

1.2.3	words denoting the singular shall include the plural and vice versa;

1.2.4	words denoting one gender shall include each gender and all genders; and

1.2.5	any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be amended, modified, consolidated or re-enacted.

1.3

The Schedules comprise part of and shall be construed in accordance with the terms of this Agreement. In the event of any inconsistency between the Schedules and the terms of this Agreement, the terms of this Agreement shall prevail.

2	Grant of Rights

2.1

Subject to the terms of this Agreement, Pacira hereby exclusively appoints Flynn Pharma in the Territory to market, distribute and sell the Product in the Field in the Territory, including for the avoidance of doubt, the right to appoint Marketing Partners in accordance with the terms and conditions of this Agreement.

2.2

Pacira hereby grants Flynn Pharma an exclusive license to the Pacira IP only to the extent necessary for the marketing, distribution and sale of Product in the Field in the Territory for the Term of this Agreement.

2.3

The term “exclusive” for the purposes of clauses 2.1 and 2.2 means to the exclusion of all others, including Pacira and its Affiliates, except to the extent necessary to enable Pacira to perform its specific obligations under this Agreement, and with respect to clause 2.2, except as may conflict with the principles of free movement of goods within the European Economic Area.

2.4	Subject to the terms of this Agreement, Pacira shall not in the Territory during the Term:

2.4.1	grant any Third Party the right to register, obtain pricing approvals, market, distribute and sell the Product and/or Competing Product in the Field; or

2.4.2

either itself or through or with any Affiliate or Third Party conduct or participate in any registration, pricing approvals, marketing, distribution or sale of the Product and/or Competing Product in the Field, except as specifically permitted by this Agreement.

2.5

Flynn Pharma may describe itself as the “Marketing Authorisation” holder or applicant (as applicable), Pricing Approval negotiator, and “Authorised Distributor” for the Product in the Territory but shall not hold itself out as being entitled to bind Pacira in any manner.

3	Obligations

3.1	Pacira shall at its own cost:

3.1.1

use commercially reasonable efforts to (a) manufacture and supply, or procure the manufacture and supply of the Product in accordance with the Supply Terms and in accordance with all Applicable Laws and, (b) procure that (i) all packaging materials shall display where possible the trade name and logo of Pacira and Flynn Pharma, subject in all cases to the requirements of the applicable Regulatory Authority; and (ii) in all countries within the Territory where Flynn Pharma or its Marketing Partner distributes the Product all packaging shall state that “DepoDur® is distributed by Flynn Pharma Limited and/or its Marketing Partner, under an exclusive licence from Pacira Pharmaceuticals, Inc.”

3.1.2

provide Flynn Pharma with, or allow reference to as needed, complete copies of all applications to Regulatory Authorities in its possession including but not limited to the dossier of technical, scientific and pharmaceutical documents and any other information filed with any Regulatory Authority within the Territory by or on behalf of Pacira together with all correspondence to and from such Regulatory Authorities in relation to the Product and permit Flynn Pharma to use or cross-reference the same;

3.1.3

provide Flynn Pharma with all reasonable assistance, information and guidance, including where appropriate direct access to employees of and consultants to Pacira and its Affiliates and any sub-contractors of Pacira and its Affiliates (including for the avoidance of doubt any manufacturers of the Product) which is reasonably necessary in relation to the conduct of any post-marketing or Phase IV studies to be conducted by Flynn Pharma in the Territory or otherwise in connection with the discharge of Flynn Pharma’s obligations under the terms of this Agreement. Pacira shall pay a contribution in an amount not to exceed US$[**] ([**] Unites States Dollars) towards the costs of any of the post-marketing or Phase IV studies required under this clause 3.1.3, within thirty (30) days of receipt of an invoice from Flynn Pharma in respect of the same.

3.1.4

promptly provide Flynn Pharma with all information in its possession relating to the occurrence of a serious adverse event or an adverse event (in any jurisdiction throughout the world) in connection with the Product; and

3.1.5

to the extent permissible by Applicable Law, promptly take all commercially reasonable action to prevent any Third Party which is not a Marketing Partner from marketing, distributing or selling the Product in the Field in the Territory.

3.2

The appointment of Flynn Pharma, the acceptance of forecasts and orders for the Product and the supply of the Product by Pacira to Flynn Pharma shall at all times be conditional on the Marketing Authorisation for the Product being in force in the country of the Territory to which such appointment, acceptance and orders relates.

3.3	Flynn Pharma shall at its own cost:

3.3.1

use commercially reasonable and diligent efforts to obtain as soon as possible or as agreed by the Commercialisation Committee (but not to exceed eighteen months from the Effective Date), and thereafter maintain in full force and effect in its own name, a Marketing Authorisation for the Product in each of the countries listed in clause 6.2. Flynn Pharma shall be solely responsible for, and shall bear all costs associated with, all regulatory activities related to the Product in the Territory. Flynn Pharma will comply with all conditions and requirements attaching to such Marketing Authorisations including:

(a)

in the case of the Major Countries, the conduct of any Phase IV or post marketing studies required by any Regulatory Authority as a condition of grant or maintenance of a Marketing Authorisation in the Field. For the avoidance of doubt, Flynn Pharma will keep Pacira fully informed of Flynn Pharma’s activities with respect to such clinical and other studies; and

(b)

in the case of countries outside the Major Countries, the conduct of any Phase IV or post marketing studies required by any Regulatory Authority as a condition of grant or maintenance of a Marketing Authorisation in the Field as may be determined by the Commercialisation Committee.

3.3.2	liaise with the relevant Regulatory Authorities in respect of each Marketing Authorisation and Pricing Approval and notify Pacira of all material communications relating thereto;

3.3.3

use commercially reasonable endeavours promptly to obtain all necessary Pricing Approvals in Major Countries, where such approval is required, on terms acceptable to both parties within the time period agreed by the Commercialisation Committee on the basis of the pricing strategy within the Territory (unless any delay is caused by the relevant Regulatory Authority without fault of Flynn Pharma); provided, however, that such time period shall not exceed [**] ([**]) months following the grant of the Marketing Authorisation unless otherwise agreed by Pacira in writing;

3.3.4

carry out reasonable pre-launch market development and conduct such clinical trials (except for, and in addition to, those carried out for the purposes of obtaining or maintaining the Marketing Authorisation in each of the Major Countries or required as a condition thereof) in accordance with the Marketing Plan;

3.3.5	use commercially reasonable endeavours to launch and achieve Commercial Delivery of the Product in each Major Countries within six (6) months of obtaining Pricing Approval in that country;

3.3.6

subject to achieving a price in the country (and Pricing Approval where necessary) reasonably satisfactory to Flynn Pharma and the Commercialisation Committee, launch and achieve Commercial Delivery of the Product in countries other than the Major Countries in accordance with the Marketing Plan;

3.3.7

subject to the terms of this clause 3.3, during the term of this Agreement, market, sell and distribute the Product to customers within the Territory and, subject to compliance by Pacira with the Supply Terms, to satisfy the demand for the Product throughout the Territory and use reasonable commercial endeavours to attempt to increase the demand for such Product by, among other things, servicing all customer accounts with reasonable frequency. Flynn Pharma and any Marketing Partner shall be solely responsible for, and shall bear all costs associated with, all marketing, selling and distributing activities related to the Product in the Territory;

3.3.8

maintain, or use reasonable commercial efforts to procure that Marketing Partners maintain, adequate sales and, where appropriate, warehouse facilities and employ, or use reasonable commercial efforts to procure that Marketing Partners employ, a sufficient number of experienced, trained and qualified personnel to promote the sale of the Product in the Territory and perform, or procure the performance of the activities set forth in the Marketing Plan;

3.3.9

maintain a sufficient inventory of Product and support material, or procure that its Marketing Partners maintain a sufficient inventory of Product and support material, to reasonably fulfil the requirements of its customers in the Territory provided that Pacira shall comply with the Supply Terms;

3.3.10	maintain adequate records concerning the sale of the Product as required by this Agreement and any applicable Regulatory Authority in the Territory;

3.3.11

provide the Commercialisation Committee with copies of the advertising literature proposed to be used in connection with the sale of the Product in the Territory for approval, such approval not to be unreasonably withheld. Flynn Pharma shall submit such advertising literature to Pacira at least fifteen (15) business days in advance of its intended use of same and such advertising literature shall be deemed to have received Pacira’s approval unless Pacira provides Flynn Pharma with written notice of rejection within said fifteen (15) business day period;

3.3.12

promptly provide Pacira with all information in its possession or otherwise coming to its attention relating to the occurrence of a serious adverse event or an adverse event (in any jurisdiction throughout the world) in connection with the Product, and promptly forward to Pacira information concerning any and all charges, complaints or claims reportable to any Regulatory Authority relating to the Product that may come to Flynn Pharma’s and/or its Marketing Partner’s attention, and otherwise comply in all respects with the adverse drug event reporting and recall procedures set out or referred to in the Supply Terms from time to time and such other reporting and recall requirements of Applicable Law;

3.3.13

obtain and maintain all necessary licenses, permits, records and Authorisations required by law and observe and comply with all Applicable Laws, ordinances, rules and regulations including, but not limited to those of the applicable Regulatory Authorities as holder of the Marketing Authorisations or under the terms of this Agreement; and,

3.3.14	conduct the marketing, distribution and sale of the Product in accordance with Applicable Laws and with all due care and diligence.

3.4	In connection with the marketing, distribution and sale of the Product Flynn Pharma shall, without limitation:

3.4.1

observe and comply with such storage, stock control and operational practices and procedures as may be legally required in the Territory and/or as reasonably specified in writing by Pacira from time to time;

3.4.2

from time to time consult with Pacira’s representatives for the purpose of assessing the state of the market in the Territory and permit them, on reasonable prior notice, to inspect any premises or documents used in connection with the marketing, distribution and sale of the Product;

3.4.3

provide the Commercialisation Committee on reasonable prior notice but not more than once in any Calendar Year, copies of its up-to-date price list for the Product together with full details of standard discounts and any special pricing arrangements entered into or proposed to be entered into;

3.4.4

market the Product throughout the Territory under the Trade Marks, not remove or permit the removal of the Trade Marks, and ensure that all marketing materials for the Product shall display the Trade Marks; and

3.4.5

comply with all applicable regulatory and statutory requirements imposed in relation to the Product, including, without limitation, those imposed by the US Drug Enforcement Agency (“DEA”) and other equivalent agencies in the Territory.

3.5

Flynn Pharma and its Affiliates shall not actively market, distribute and/or sell the Product in countries outside the Territory. In addition, the parties acknowledge that since the Product is a controlled substance, the DEA and other law enforcement agencies will not permit any sale outside the Territory without relevant clearances and approvals.

3.6

Flynn Pharma shall not, for a period of [**] ([**]) years from the date of Commercial Delivery by Flynn Pharma of the Product in each country of the Territory market, distribute or sell a Competing Product in such country in the Territory. Thereafter during the Term, Flynn Pharma shall purchase no less than [**] per cent ([**]%) of its total requirement for Product and Competing Product in respect of each country in the Territory from Pacira.

3.7

Flynn Pharma shall not use in relation to the Product any packaging, labelling and Product inserts that has not been approved in writing by Pacira (such approval not to be unreasonably withheld or delayed). Flynn Pharma shall submit all packaging, labelling and Product inserts to Pacira at least fifteen (15) business days in advance of its intended use of the same. Pacira’s approval shall be deemed to have been received by Flynn Pharma unless Pacira provides Flynn Pharma with written notice of rejection within said fifteen (15) business day period.

3.8

If Flynn Pharma receives a request from a customer located outside the Territory and outside the European Economic Area for supply of the Product, Flynn Pharma shall promptly forward such request to Pacira.

3.9

Nothing in this Agreement shall entitle Flynn Pharma to any right or remedy against Pacira if the Product is actively sold in the Territory by any person outside the Territory other than by Pacira or with Pacira’s consent.

3.10

To the extent permissible by Applicable Law, Pacira shall use commercially reasonable efforts to ensure that in the event that Pacira grants exclusive marketing and distribution rights for the Product to a Third Party outside the Territory, provisions having equivalent effect to those contained in Clauses 3.5 and 3.8 shall be included mutatis mutandis in any agreement for such grant of rights to such Third Party.

4	Commercialisation Committee

4.1

The Parties shall establish a Commercialisation Committee (“Committee”) consisting of 4 individuals (“Committee Members”); 2 of whom shall be nominated by Pacira; and 2 of whom shall be nominated by Flynn Pharma. The Committee Members may be replaced by notice to the other Party and shall be appropriately qualified and experienced in order to make a meaningful contribution to Committee meetings.

4.2

The purpose of the Committee is to provide a forum for the Parties to share information and knowledge on the on-going commercialisation of the Product including, but not limited to, monitoring progress on clinical studies, reviewing clinical trial programmes, discussing the appropriate regulatory strategy for the Product in the Territory, considering proposed marketing and promotional plans, reviewing competitor activity and discussing any regulatory, technical, quality assurance or safety issues in relation to the Product. The Committee shall conduct its discussions in good faith with a view to operating to the mutual benefit of the Parties and in furtherance of the successful development and marketing of the Product.

4.3

The Committee shall meet as often as the Committee Members may determine, but in any event not less than 2 times per Calendar Year. The Committee may invite individuals with special skills to attend such meetings where considered to be relevant and appropriate. The quorum for Committee meetings shall be 2 Committee Members, comprising 1 Committee Member from each Party.

4.4

Flynn Pharma shall within 45 days of the Effective Date, and on or before October 15th of each Calendar Year thereafter provide the Committee with its Marketing Plan for the coming Calendar Year. Each Marketing Plan shall include, without limitation, Net Sales targets and projections with respect to sales force staffing levels, market research, physician education, marketing expenditure, post-approval clinical trials and advertising. With regard to post-marketing clinical trials, the design and conduct shall be subject to the written approval of Pacira, such approval not to be unreasonably withheld or delayed.

4.5	Decisions of the Committee shall be made as follows:

4.5.1

The Committee may make decisions with respect to any subject matter that is subject to the Committee’s decision-making authority. For the avoidance of doubt, the Committee has authority to make decisions in relation to, among other things, the commercial positioning of the Product within the Territory, and such other matters as may be agreed from time to time by the Parties. Except as expressly provided in this Agreement, all decisions of the Committee shall be made by unanimous vote or written consent, with Flynn Pharma and Pacira each having, collectively, one vote in all decisions. The Committee shall use commercially reasonable efforts to resolve the matters within its roles and functions or otherwise referred to it.

4.5.2

If, with respect to a matter that is subject to the Committee’s decision-making authority, the Committee cannot reach consensus within 15 days after it has met and attempted to reach such consensus or the parties cannot reach consensus on whether the Committee has decision-making authority regarding a matter within 15 days after such matter was first raised by either party, the dispute in question shall be referred to the Chief Executive Officer of Pacira, on behalf of Pacira, or such other person holding a similar position designated by Pacira from time to time, and an Executive Director of Flynn Pharma, or such other person holding a similar position designated by the Flynn Pharma from time to time (such officers collectively, the “Executive Officers”), for resolution. The Executive Officers shall use reasonable efforts to resolve the matter referred to them.

4.5.3

If the Executive Officers cannot resolve the matter in accordance with clause 4.5.2 within 30 days of the reference of the matter to them, such matters in dispute shall be conclusively settled by reference to an expert as set out in Schedule VI.

5	Product Supply, Supply Price and Supply Price Adjustment

5.1

Subject to the other provisions of this clause, in consideration of the manufacture of the Product, Flynn Pharma shall pay to Pacira €[**] (Euros) for each Vial of Product supplied to Flynn Pharma or any Marketing Partner in any country within the Territory during the Term (“Product Price”), subject to review in accordance with clause 5.9. Flynn Pharma shall pay the Product Price to Pacira within 45 days from the date of delivery of the Product by Pacira.

5.2

Within 30 days of the end of each Quarter during the Term of this Agreement Flynn Pharma shall send to Pacira a statement setting out in respect of each country in the Territory in which Product is sold, details of Product sold during the previous Quarter itemised by presentation form, quantity, total gross receipts, itemised deductions which are applied to achieve the Net Sales figure of the Product. The statement shall (where appropriate) include, without limitation:

5.2.1	the total Net Sales figure for each country expressed both in local currency and in Euros and the conversion rate used;

5.2.2	the total number of Vials sold in each country;

5.2.3	the Product Price multiplied by the number of Vials sold in that Quarter (“Prepayment”); and

5.2.4	the price adjustment payable on those Net Sales in accordance with clause 5.3 below.

5.3

Flynn Pharma shall pay to Pacira, within forty five (45) days of the end of each Quarter, an additional amount equal to the difference between (a) the Prepayment made in that Quarter, and (b) [**] percent ([**]%) of Net Sales of Product in the Territory in that Quarter. Within thirty (30) days of the end of each Calendar Year, there shall be reconciliation for the previous four (4) Quarters, and any additional payment due from Flynn Pharma to Pacira shall be paid within thirty (30) days of the resolution of such reconciliation. Notwithstanding anything contained in this Agreement to the contrary, in no event shall Flynn Pharma pay Pacira less than the Product Price for each Vial supplied by Pacira to Flynn Pharma or any Marketing Partner.

5.4

Subject to Pacira being able to supply Product in accordance with the Supply Terms, Flynn Pharma shall guarantee minimum Product purchases of [**] Vials during the period of [**] years from Commercial Delivery of the Product within the UK, with at least [**] percent ([**]%) (i.e., [**] Vials) of the total to be ordered by binding purchase orders during the first twelve (12) months following such Commercial Delivery.

5.5

Subject to Pacira being able to supply Product in accordance with the Supply Terms, Flynn Pharma guarantees minimum Product purchases of (a) [**] Vials for each of the Major Countries excluding the UK during the first twelve months following Commercial Delivery in such Major Country, and (b) [**] Vials for each of the Major Countries excluding the UK during the period commencing on the twelfth month following Commercial Delivery in such Major Country and ending on the twenty-fourth month following Commercial Delivery in such Major Country.

5.6

The parties also acknowledge that the minimum purchase requirements in each of the Major Countries as set forth in clauses 5.4 and 5.5 may be satisfied or deemed satisfied, in aggregate from the total sales that Flynn Pharma or its Marketing Partner(s) may realise in aggregate, from all the countries in the Territory.

5.7

In the event that amounts paid under clause 5.1 and 5.3 in any Year fail to meet the minimum payments set out in clauses 5.4, 5.5 and 5.6, Flynn Pharma may pay to Pacira the difference between the sums actually paid and the minimum payments specified in clauses 5.4 and 5.5. If Flynn Pharma does not make the minimum purchase and payment for any Calendar Year, Pacira shall have the right at its option to:

5.7.1

convert the exclusive rights granted by this Agreement into non-exclusive rights, in respect of [**] ([**]) Major [**] for each tranche or part tranche of [**] Vials which are not purchased in that Calendar Year, such Major [**] to be determined by Flynn Pharma, or

5.7.2

terminate this Agreement with respect to each such Major Country. For the avoidance of doubt, any and all licensing payments, as set out in clause 6, made by Flynn Pharma are excluded from the Vial sale minimum calculations set forth in this clause 5.

5.8

For the avoidance of doubt, Pacira shall be liable for any Third Party royalty obligations existing at the date hereof relating to the Pacira IP or in relation to the sales of Products in the Territories.

5.9

On the [**] anniversary of the Effective Date, and each second anniversary thereafter (the “Price Revision Dates”), the parties will discuss in good faith and negotiate a mutually agreeable Product Price taking into account increases in Pacira’s labour, overhead and raw material costs from the Effective Date or last price increase, and Flynn Pharma’s concerns of securing a corresponding increase in the average in-market price of the Product. Notwithstanding the foregoing, on the Price Revision Dates, Pacira may at its sole discretion increase the Product Price by an amount up to the greater of (a) the percentage increase (if any) in the index of manufacturers other than of food, beverages, tobacco and petroleum products (“Manufacturers’ (Other) Index”), published by the UK Central Statistics Office for the immediately preceding Year (or as applicable its successor index), and (b) [**] percent ([**]%); provided that such increase will only be permitted to the extent that Flynn Pharma has been able to secure a corresponding increase in the average in- market price of the Product as reported in the Quarterly report provided pursuant to clause 5.2; provided further that Flynn Pharma shall use its reasonable commercial efforts to secure such increase in the price of the Product. Pacira shall provide Flynn Pharma no less than ninety (90) days notice of any proposed price increase.

5.10

Notwithstanding the above clause 5.9, if Pacira’s labour, overhead and/or raw material cost of the Product increases by more than [**] percent ([**]%) above the cost at the Effective Date or at the date of the last price increase, whichever is later, and the Product Price cannot be increased proportionately, then the Commercialisation Committee shall meet and cooperate to enter into an agreement with a third party manufacturer for whom the labour, overhead and/or raw material costs with respect to the Products are at least [**] percent ([**]%) lower than Pacira’s labour, overhead and/or raw material costs. The Commercialisation Committee will agree on the terms of the agreement with the third party manufacturer together with a royalty payment to be made to Pacira by Flynn Pharma and/or the third party manufacturer under such agreement.

5.11	In the event that such agreement cannot be reached with a third party manufacturer, or an agreement cannot be reached with respect to the royalty payment to Pacira by Flynn Pharma and/or the third party manufacturer, in accordance with clause 5.10 above, within 120 days of Pacira informing Flynn Pharma that its costs have increased as set out in 5.9 above, then Pacira shall have the right at its option to terminate this Agreement on ninety (90) days written notice to Flynn Pharma.

5.12	The Parties shall, (a) within sixty (60) days following the Effective Date negotiate in good faith the terms of the Supply Agreement on the basis of the outline terms set out in Schedule III, and (b) within ninety (90) days following the Effective Date negotiate the terms of a Quality Technical Agreement which will specify further responsibilities for quality, compliance and regulatory matters.

5.13	In the event that a party is required under the laws of a country or other political subdivision of competent jurisdiction to withhold any tax to the tax or revenue authorities in such jurisdiction in connection with any payment to the other party, such amount shall be deducted from the payment to be made by such withholding party; provided that the withholding party shall take reasonable and lawful actions to avoid and minimize such withholding and promptly notify the other party so that the other party may take lawful actions to avoid and minimize such withholding. The withholding party shall promptly furnish the other party with copies of any tax certificate or other documentation evidencing such withholding as necessary to satisfy the requirements of the appropriate regulatory authority related to any application by such other party for foreign tax credit for such payment. Each party agrees to reasonably cooperate with the other party in claiming exemptions from such deductions or withholdings under any agreement or treaty from time to time in effect.

6	Lump Sum and Milestone Payments

6.1

In consideration of the work previously undertaken by Pacira in respect of the Product, Flynn Pharma shall pay to Pacira a non-creditable and non-refundable milestone payment of [**] [**] euros (€[**]) on the Effective Date (the “UK Fee”).

6.2

Upon the Effective Date, Flynn will immediately initiate out-licensing activity for the purpose of identifying Marketing Partner(s) in countries of the Territory other than the UK and Republic of Ireland, with an emphasis on other countries within the European market and specifically, in those countries in the Territory set out in the Table in this clause 6.2. For each such country within the Territory Flynn will seek the highest fee possible from such Marketing Partners at least equal to the amounts set out in the table below. For the avoidance of doubt, the countries in the Territory not listed in the table below will not have minimum fee requirements for any Marketing Partners found by Flynn Pharma in those countries.

Market	Minimum Total Fee for each country		[**]% payable on signing for each country		[**]% payable on MA approval for each country
France	€	[**]	€	[**]	€	[**]
Germany	€	[**]	€	[**]	€	[**]
Italy	€	[**]	€	[**]	€	[**]
Spain	€	[**]	€	[**]	€	[**]
Belgium, the Netherlands, Luxembourg, Denmark, Norway, Sweden, Greece Poland	€	[**]	€	[**]	€	[**]

6.3

Flynn Pharma will pay [**]% of such fees to Pacira, up to a total of €[**] (excluding the UK Fee), with the remaining [**]% of such fees payable to Flynn Pharma. Following payment of fees totalling €[**] (excluding the UK Fee) to Pacira, any subsequent fees received from the appointment of Marketing Partners in any country within the Territory will be [**] (i.e. [**]%-[**]%) between Flynn Pharma and Pacira and may be in the form of an upfront, milestone, fee, charge, or other financial or non-financial form of compensation. For the avoidance of doubt, the parties acknowledge that Flynn Pharma may apply separate charges and fees in order to recoup the reasonable costs directly associated with the obtaining of the Marketing Authorisation(s) in the country(ies) in the Territory. Such charges and fees shall be payable directly to Flynn Pharma, provided that such charges and fees shall be disclosed to Pacira, and Flynn Pharma shall not apply such charges and fees with the purpose of circumventing its obligations to share with Pacira fees paid by Marketing Partners as set forth herein.

6.4	Flynn Pharma agrees and guarantees to pay Pacira €[**] in fees from appointment of Marketing Partners in each of 2008 and 2009, at a minimum. If the total fees from the Marketing Partners (not including the UK Fee) from Flynn Pharma to Pacira exceeds €[**] prior to the end of 2009, then it is agreed that this minimum obligation has been met in full, but does not affect any remaining obligations under clause 6.3. If Flynn Pharma does not make the minimum payments set forth in this clause, Pacira shall have the right at its option to (a) convert the exclusive rights granted under this Agreement in respect of the countries in the Territory for which Marketing Partners have not been appointed and/or Milestone Payments, where relevant, have not been received by Pacira to non-exclusive rights, or (b) terminate this Agreement in respect of the countries in the Territory for which Marketing Partners have not been appointed and/or Milestone Payments where relevant, have not been received by Pacira.

6.5	Upon occurrence of each Milestone Event, Flynn Pharma shall inform Pacira in writing of the appointment of a Marketing Partner and the applicable Milestone Payment=within ten (10) business days and the corresponding non-creditable and non-refundable Milestone Payment shall become payable by Flynn Pharma to Pacira within thirty (30) days of receipt of an invoice from Pacira.

6.6	Each Milestone Payment shall be due once only upon the first occurrence of the given Milestone Event notwithstanding the indications developed or approved.

7	Payment, Accounting, Audit Rights

7.1

Unless otherwise agreed between the parties, all payments to be made hereunder shall be made in Euros. Net Sales shall be determined in the currency in which the Product was sold and shall, if necessary, be converted into Euros using the noon buying rate as published in the Financial Times (London Edition) for the last day of the Quarter for which such payment is being determined.

7.2	Any amount payable under this Agreement shall be deemed to be exclusive of Value Added Tax, which shall, if applicable, be payable in addition.

7.3

Flynn Pharma shall maintain and shall procure the maintenance of accurate and up to date records and books of account showing the quantity, description and value of the Product supplied in each country of the Territory during the previous six (6) Calendar Years to a maximum of six (6) Calendar Years.

7.4

Flynn Pharma shall during business hours, on no less than 14 day’s notice from Pacira and not more than once in any Calendar Year, make available for inspection the records and books referred to in clause 7.3. Such inspection shall be undertaken by an independent auditor appointed by Pacira and reasonably acceptable to Flynn Pharma for the purpose of verifying the accuracy of any statement or report given by Flynn Pharma to Pacira and/or the amount of royalties due.

7.5

Pacira shall procure that any independent auditor appointed under Clause 7.4 shall maintain all information and materials received, directly or indirectly, by it from Flynn Pharma in strict confidence and shall not use or disclose the same to any Third Party nor to Pacira save for the sole purpose of conducting the audit pursuant to this Clause.

7.6

In the event that an auditor appointed pursuant to Clause 7.4 concludes that there has been an underpayment or overpayment, Pacira shall deliver to Flynn Pharma a copy of such auditor’s report. Any deficit payable by Flynn Pharma or any excess refundable by Pacira shall be payable within 30 days of Flynn Pharma’s receipt of such report. The fees charged by such auditor shall be payable by Pacira, provided that if the audit reveals that payments due to Pacira for any Calendar Year have been understated by more than [**]%, the fees charged by such auditor shall be payable by Flynn Pharma.

7.7

Should any amount not be paid by either party on or before the due date for payment interest on such unpaid amount at the rate of [**]% above the base rate shall be paid from time to time of the National Westminster Bank Plc and such interest shall be calculated and payable in respect of the period from the date such amount is due until the date payment in full is received in cleared funds.

8	Intellectual Property and Trade Marks

8.1

Except as set out in this Agreement, all right, title and interest in the Pacira IP and Trade Marks shall belong to Pacira and Flynn Pharma shall not have any right, title or interest in the Pacira IP or Trade Marks. If Flynn Pharma or any of its Affiliates develop, in whole or in part, any improvement to the Pacira Patents and/or Pacira Know-How, then Flynn Pharma and its Affiliates shall be deemed to automatically license to Pacira a perpetual, irrevocable, royalty free, worldwide, non-exclusive license, with the right to sublicense, to manufacture, use, market and sell such improvement, in or outside of the Field.

8.2	Flynn Pharma shall:

8.2.1	use the Trade Marks in a manner which conforms to the reasonable directions and standards notified to it by Pacira from time to time; and

8.2.2	not do anything which could, in the Pacira’s reasonable opinion, bring the Trade Marks or Pacira into disrepute or otherwise damage the goodwill attaching to the Trade Marks.

8.3

Pacira shall, at its own cost, take all steps required to maintain those registrations for the Trade Marks subsisting at the Effective Date, and prosecute any applications subsisting at the Effective Date for registration of the Trade Marks through to grant (including oppositions thereto) in the Territory and thereafter take all steps required to maintain the same.

8.4

Flynn Pharma may request that Pacira use reasonable efforts to obtain trade mark registrations at Pacira’s cost in respect of the Trade Marks, in classifications which cover the Product, in any countries in the Territory. Pacira shall promptly notify Flynn Pharma if it does not intend to make or pursue any such trade mark registration in any of the countries in the Territory and Flynn Pharma shall thereafter be entitled to make applications for such trade mark registrations in its own name and at its cost.

8.5	Flynn Pharma shall have the right during the Term to register domain names specific to the countries comprised in the Territory that incorporate the Trade Mark.

8.6

In the event that the trade mark DepoDur® is unavailable for the Product in any country of the Territory, the parties shall, via the Commercialisation Committee consider an appropriate alternative trade mark for registration in that country or territory. Pacira’s decision shall be final with respect to any such appropriate alternative trade mark. Upon registration, by Pacira at Pacira’s cost, such trade marks shall comprise part of the Trade Marks hereunder. For the avoidance of doubt, in the event that Pacira refuses to register an alternative trademark, considered appropriate by Pacira and the Commercialisation Committee under this clause 8.6, Flynn Pharma shall have the option to register the agreed trade mark in that country in its name and at its cost.

9	Representations and Warranties

9.1	Each of the parties warrants and represents that:

9.1.1	it has full power and authority and legal right to enter into this Agreement and perform the obligations under it;

9.1.2	the execution of this Agreement has been duly authorised by all necessary actions;

9.1.3	this Agreement is a legal and valid obligation, binding on each of the parties and enforceable in accordance with its terms; and

9.1.4

entry into and exercise of the respective rights and obligations under this Agreement do not, and will not to the best of that party’s knowledge and belief, without having made due enquiry, violate any provision of any agreement or other instrument or document to which it is party or affect or be in conflict with or result in the breach of or constitute a default under any such agreement, instrument or document.

9.2	Pacira represents and warrants that:

9.2.1

to the best of its knowledge the Pacira IP includes all intellectual property in the possession, custody or control of Pacira which is reasonably necessary for the exploitation of the Product by Flynn Pharma in accordance with the terms and conditions of this Agreement;

9.2.2

to the best of its knowledge it is the owner of, or has exclusive rights to, all of the Pacira IP in existence at the Effective Date, and is exclusively entitled to grant the rights granted under this Agreement;

9.2.3

to the best of its knowledge there are no Third Party interests or rights in the Pacira IP that may prevent, encumber or restrict in any way the exercise by Flynn Pharma of the rights granted under this Agreement;

9.2.4	to the best of its knowledge no Third Party is infringing or has infringed the intellectual property rights in any of the Pacira IP in the Territory;

9.2.5

to the best of its knowledge the exercise of Flynn Pharma’s rights granted under this Agreement shall not infringe or conflict with any Third Party intellectual property rights in the Territory and to the best of its knowledge Flynn Pharma will not incur any obligation to any Third Party by the exercise of the rights granted hereunder;

9.2.6	all renewal and maintenance fees and all steps necessary for the filing, prosecution and maintenance of the Pacira Patents have been paid or taken; and

9.2.7

to the best of its knowledge all information, data and Third Party notices in relation to adverse events serious adverse events or recalls relating to or connected with the Product (in any jurisdiction throughout the world) and of which Pacira is aware have been disclosed by Pacira to Flynn Pharma.

9.3

For purposes of this clause 9, any statement which is qualified as being “to the best of its knowledge” shall mean that (i) Pacira has made inquiries of its directors and of William Lambert, Sr. V.P. Product Development, and Mark Walters, V.P. Commercial Development, and (ii) nothing has come to Pacira’s attention in the course of such inquiries which causes Pacira to believe that such representation and warranty is not true and correct in all material respects.

10	Liability, Insurance and Indemnities

10.1	Pacira shall be liable for and shall indemnify and hold harmless Flynn Pharma and its Affiliates against any and all such Claims or part thereof arising in connection with or relating to:

10.1.1

the development, manufacture, sale and supply of the Product prior to the Effective Date (including Claims or demands arising after the Effective Date to the extent they are based on events occurring prior to the Effective Date); and

10.1.2

the manufacture, storage, or carriage of the Product by Pacira or its Affiliates except to the extent that such Claims arise from the negligence of Flynn Pharma or its Affiliates or the breach by Flynn Pharma or its Affiliates of the terms of this Agreement; and

10.1.3	Claims which arise outside the Territory (except to the extent that the Claim has arisen from any act or omission by Flynn Pharma);

10.2

Flynn Pharma shall be liable for and shall indemnify and hold harmless Pacira and its Affiliates from and against any and all Claims arising from or in connection with the use, storage, marketing, distribution, or sale of the Product by Flynn Pharma or its Marketing Partners, except to the extent that such Claims:

10.2.1	relate to any act or circumstance occurring prior to the Effective Date (except to the extent that the Claim has arisen from any act or omission by Flynn Pharma);

10.2.2

relate to Intellectual Property infringement proceedings with Third Parties in connection with the Pacira IP (except to the extent that the Claim has arisen from Flynn Pharma’s use of the Pacira IP other than in accordance with this Agreement);

10.2.3	arise outside the Territory (except to the extent that the Claim has arisen from any act or omission by Flynn Pharma);

10.2.4	relate to the development or manufacture of the Product by Pacira or its Affiliates or its or their agents or sub-contractors;

10.2.5	result from the negligence, wilful default or material breach of any representation or warranty given under this Agreement or the Supply Terms by Pacira, its Affiliates or sub-contractors; or

10.2.6	are the responsibility of Pacira under clause 10.1 above.

10.3

Promptly after receipt by a party of any Claim or alleged claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in this Clause 10 may apply, the indemnified party shall give written notice to the indemnifying party of such fact. The indemnifying party shall have the option to assume the defence thereof by election in writing within thirty (30) days of receipt of such notice. If the indemnifying party fails to make such election, the indemnified party may assume such defence and the indemnifying party will be liable for reasonable legal and other expenses subsequently incurred in connection with such defence. The parties will co-operate in good faith in the conduct of any defence, provide such reasonable assistance as may be required to enable any Claim to be properly defended, and the party with conduct of the action shall provide promptly to the other party copies of all proceedings relating to such action.

10.4	Should the indemnifying party assume conduct of the defence:

10.4.1

the indemnified party may retain separate legal advisors in the event that it reasonably concludes that it may have defences available to it which are additional to, different from or inconsistent with those available to the indemnifying party, in which case the indemnifying party shall not be liable for the indemnified party’s reasonable costs and expenses so incurred; and

10.4.2

the indemnifying party will not, except with the consent of the indemnified party (such consent not be unreasonably withheld or delayed), consent to the entry of any judgment or enter into any settlement (other than for the payment of damages by the indemnifying party, which includes as an unconditional term a release from the claimant to the indemnified party from all liability in respect of all claims).

10.5

The indemnified party shall not admit liability in respect of, or compromise or settle any such action without the prior written consent of the indemnifying party, such consent not to be unreasonably withheld or delayed.

10.6

Each party shall maintain, at its own cost, comprehensive product liability insurance and general commercial liability insurance at a level which is reasonable and customary taking into account the nature of the Product. Such insurance shall be with a reputable insurance company and where reasonably possible (taking into account the availability of such insurance) shall be maintained for not less than three (3) years following the expiry or termination of this Agreement.

10.7

Pacira shall be liable to Flynn Pharma for legal liability to Third Parties in respect of all claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees for death or personal injury incurred by Flynn Pharma in relation to or arising solely out of any breach of this Agreement or the Supply Terms by Pacira or of any negligent act or omission of Pacira, or its employees in the course of their employment.

10.8

Any and all liability of Pacira to Flynn Pharma howsoever arising in respect of this Agreement, the Supply Agreement and the Supply Terms and their performance, in contract tort or otherwise, shall be limited (except for death or personal injury caused by the negligence of Pacira or its employees while acting in the course of their employment) to [**] Euros (€[**]).

10.9	Flynn Pharma shall be liable to Pacira for legal liability to Third Parties in respect of all claims, actions, judgments, damages, lawsuits, costs or expenses or professional fees for death or personal injury incurred by Pacira in relation to or arising solely out of any breach of this Agreement or the Supply Agreement or the Supply Terms by Flynn Pharma or of any negligent act or omission of Flynn Pharma, or its employees in the course of their employment. Any and all liability of Flynn Pharma to Pacira howsoever arising in respect of this Agreement, the Supply Agreement or the Supply Terms and their performance in contract tort or otherwise shall be limited (except for death or personal injury caused by the negligence of Flynn Pharma or its employees while acting in the course of their employment, and except in relation to any specified payment, lump sum or milestone payment) to [**] Euros (€[**]).

10.10

Notwithstanding anything contained in this Agreement or the Supply Terms in no circumstance shall either party be liable to the other in contract, tort (including negligence or breach of statutory duty) or otherwise howsoever, and whatever the cause thereof, for any special, indirect or consequential loss or damage of any nature whatsoever (including loss of profit, loss of goodwill or loss of revenue).

10.11

Nothing in this Clause shall be construed as excluding or limiting the liability of either Party or any of its officers, employees and agents to the other party for death or personal injury of any person resulting from the negligence of such persons.

10.12

In this clause 10, “Claims” shall mean any and all claims, actions, demands, losses, damages, costs and reasonable expenses (including, without limitation, reasonable legal and expert fees) made or brought by Third Parties.

10.13

Where this Agreement provides for the indemnification of a party or the limitation of a party’s liability, such indemnification and/or limitation (as the case may be) shall also apply for the benefit of such party’s Affiliates and the employees, officers, directors and agents of any of them, acting in such capacity.

11	Confidentiality, Press Releases and Publications

11.1

Pacira and Flynn Pharma undertake to each other to keep confidential, and to procure that their respective Affiliates, employees, directors, officers, contractors, lawyers and accountants (including those of their Affiliates) keep confidential, Confidential Information disclosed to it by or belonging to the other party.

11.2	Any Confidential Information received from the other party shall not be disclosed to any Third Party or used for any purpose other than as provided or specifically envisaged by this Agreement.

11.3

The confidentiality and non-use obligations contained in this Agreement shall continue for the duration of this Agreement and for a period of [**] ([**]) years after termination for any reason of this Agreement.

11.4

The parties shall consult with each other, in advance, with regard to the terms of all proposed press releases, public announcements and other public statements with respect to the transactions contemplated under this Agreement.

11.5

The Confidential Information may be disclosed by the other parties to the extent that such disclosure has been ordered by a court of law or directed by a governmental authority, provided that, wherever practicable, the party disclosing the Confidential Information has been given sufficient written notice in advance to the other party to enable it to seek protection or confidential treatment of such Confidential Information, and may be disclosed only to the extent that such disclosure has been so ordered or directed.

12	Patents

12.1	Pacira shall meet all costs and expenses of the filing, prosecution and maintenance of the Pacira Patents.

13	Infringement of Third Party Rights

13.1

In the event of a party becoming aware that the exercise of either party’s rights and obligations pursuant to this Agreement are infringing or may infringe the rights of a Third Party, it will promptly so notify the other party and provide it with such details of the Third Party rights and the extent of the infringement as are known to it. Pacira shall defend such action if Pacira determines it is legally advisable and commercial reasonable to do so (taking into account the likelihood of success and relative cost/benefits). No later than 120 days from becoming aware of or receiving notification in relation to any infringement of the rights of a Third Party, Pacira shall inform Flynn Pharma whether it intends to contest the claim or take such other steps necessary to terminate any infringement (including the negotiation of a Third Party licence agreement). If Pacira informs Flynn Pharma that it does not intend to take steps to contest the claim or take such other steps necessary to terminate any infringement Flynn Pharma may request Pacira to contest any such Third Party claim or proceedings, at Flynn Pharma’s cost, using counsel of Flynn Pharma’s choice. Any damages, award or settlement monies actually received in respect to such infringement and paid in compensation for sales lost by Flynn Pharma shall be deemed Net Sales. Any damages, award or settlement monies actually received in respect to such infringement and not paid in compensation for sales lost by Flynn Pharma shall belong to Pacira, save that Flynn Pharma shall be entitled to set off its reasonable costs in pursuing such infringement against such damages, award or settlement actually received. In this case, Flynn Pharma shall pay all damages awarded as a result of the action relating to the Product as well as expenses reasonably incurred by Pacira in maintaining such action.

13.2

Where Flynn Pharma’s requests that Pacira contest a Third Party claim or proceedings in accordance with clause 13, Pacira shall keep Flynn Pharma informed of its actions in this regard, and Flynn Pharma shall provide Pacira with all reasonable cooperation in connection with such action, including being named as a co-plaintiff or co-defendant in the action or any counterclaim. Flynn Pharma shall be entitled to set off any Third Party royalties or license fees incurred in this regard against payments due to Pacira pursuant to clause 5.3.

14	Infringement of Pacira IP

14.1

In the event that Flynn Pharma becomes aware of any actual or suspected infringement or misuse of the Pacira IP in the Territory it shall promptly notify Pacira and provide it with all details thereof in its possession.

14.2

No later than 120 days from becoming aware of or receiving notification of any actual or suspected infringement or misuse of the Pacira IP in the Territory, Pacira shall inform Flynn Pharma whether it intends to institute proceedings against the infringer.

14.3

Pacira shall be entitled at its discretion to take such action to seek an abatement of such infringement as it sees fit, which may include the institution of proceedings against the infringer. Flynn Pharma shall provide all such assistance at Pacira’s cost and expense as Pacira may reasonably require in the prosecution or defence of any such proceedings including being named as a co-plaintiff or co-defendant in the action or any counterclaim.

14.4

Any damages, award or settlement monies actually received by Pacira in respect to such infringement and paid in compensation for sales lost by Flynn Pharma shall be deemed Net Sales, subject to Pacira deducting its reasonable costs (save to the extent paid by the infringer) in pursuing such infringement from such damages, award or settlement actually received. Any damages, award or settlement monies actually received by Pacira in respect to such infringement and paid otherwise than in compensation for sales lost by Flynn Pharma shall belong to Pacira.

14.5

Should in accordance with clause 14.2 Pacira decide not to pursue any such infringement, it shall notify Flynn Pharma of such decision no later than 3 days from the decision, and Flynn Pharma may request Pacira to pursue such infringement at Flynn Pharma’s cost using counsel of Flynn Pharma’s choice, and in such case Pacira shall keep Flynn Pharma informed of its actions in this regard, and Flynn Pharma will provide Pacira with all reasonable cooperation in connection with such action. Any damages, award or settlement monies actually received in respect to such infringement and paid in compensation for sales lost by Flynn Pharma shall be deemed Net Sales. Any damages, award or settlement monies actually received in respect to such infringement and not paid in compensation for sales lost by Flynn Pharma shall belong to Pacira, save that Flynn Pharma shall be entitled to set off its reasonable costs in pursuing such infringement against such damages, award or settlement actually received.

15	Term

15.1	This Agreement commences on the Effective Date and, subject to earlier termination in accordance with the provisions of clause 16, shall continue in force for a period being the longer of:

15.1.1	five years from first Commercial Delivery of the Product in the Territory; or

15.1.2	until the expiration of the last valid claim in the Pacira Patents covering the Product for a maximum term of 15 years from the date of first Commercial Delivery of the Product in the Territory.

16	Termination

16.1	Either party shall be entitled forthwith to terminate this Agreement by notice to the other if:

16.1.1

the other party commits a material or persistent breach of any obligation under this Agreement or the Supply Terms, and in the case of a breach which is capable of remedy fails to remedy it within ninety (90) days of receipt of notice from the first party of such breach and of its intention to exercise its rights under this Clause; or

16.1.2

a petition is presented, or a meeting is convened for the purpose of considering a resolution, or other steps are taken, for making an administration order against or for the winding up of the other party or an administration order or a winding up order is made against or a provisional liquidator is appointed with respect to the other party; or

16.1.3

an encumbrancer takes possession of, or a trustee or administrative receiver or similar officer is appointed in respect of, all or any material part of the business or assets of the other party, or distress or any form of execution is levied or enforced upon or sued out against any such assets and is not discharged within fourteen (14) days of being levied, enforced or sued out; or

16.1.4

the other party is unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986 or becomes unable to pay its debts as they fall due or suspends or threatens to suspend making payments with respect to all or any class of its debts; or

16.1.5	any voluntary arrangement is proposed under section 1 of the Insolvency Act 1986 in respect of the other party; or

16.1.6	the other party proposes or makes any composition or arrangement or composition with, or any assignment for the benefit of, its creditors; or

16.1.7	anything analogous to any of the events described in Clauses 16.1.2 - 16.1.6, inclusive, occurs under the laws of any applicable jurisdiction.

16.2

Subject to Pacira having complied with the material terms of this Agreement and Supply Terms, Pacira may terminate this Agreement with immediate effect if by the first anniversary of the later of Marketing Authorisation or, if required, Pricing Approval, Flynn Pharma has not made its first Commercial Delivery of Product in any of the Major Countries.

16.3

Pacira may terminate this Agreement with immediate effect in any country of the Territory if within eighteen months of the receipt of Marketing Authorisation and Pricing Approval where required in that country, Flynn Pharma has not made its first Commercial Delivery of the Product in that country.

16.4

The termination or expiry of this Agreement shall not release either of the parties from any liability which at the time of termination or expiry has already accrued to the other party, nor affect in any way the survival of any other right, duty or obligation of the parties which is expressly stated elsewhere in this Agreement to survive such termination or expiry.

17	Consequences of Termination

17.1	On termination of this Agreement for any reason (and, if applicable, in respect of that country in respect of which termination occurs):

17.1.1

the licences and rights granted and appointments made to Flynn Pharma hereunder, including under clauses 2.1 and 2.2, shall terminate and Flynn Pharma shall (and shall procure that its Affiliates and Marketing Partners shall) cease all activities licensed or appointed hereunder, subject to clauses 17.2 and 17.3;

17.1.2	the following provisions of this Agreement shall continue in full force and effect: this clause 17 and clauses 10 and 11;

17.1.3	Flynn Pharma shall return to Pacira all Pacira IP in its possession;

17.1.4

Flynn Pharma shall assign to Pacira free of charge (save for any Third-Party assignment and registration fees) any domain name registrations it has registered pursuant to clause 8.5 and any trade marks for which it has applied under clause 8.4 or 8.6;

17.1.5

Flynn Pharma shall promptly transfer to Pacira or its nominee, each and every Marketing Authorisation (to the extent not held by Pacira) (together with each Pricing Approval) relating to the Product, together with all communications with the relevant Regulatory Authorities, and all notes and record thereof.

17.1.6

Pacira shall reimburse Flynn Pharma for all Marketing Authorisation filing fees previously paid by Flynn for any country in the Territory where the Product is subsequently relicensed by Pacira and sold under the same Marketing Authorisation.

17.2

Where this Agreement has expired or has been terminated for any reason other than by Pacira in accordance with clause 16.1.1, Flynn Pharma and its Affiliates and Marketing Partners and sales agents shall be entitled to continue to sell existing stocks of the Product in the Territory for a period of not longer than 12 months following the date of termination, provided that, Flynn Pharma continues to make any payments due to Pacira in respect of such sales in accordance with the provisions of this Agreement.

17.3

In the event that this Agreement is terminated by Pacira in accordance with clauses 16.1 - 16.4 inclusive, Flynn Pharma and its Affiliates and sub-licensees shall be entitled to continue to sell existing stocks of the Product in the Territory for so long as Pacira deems necessary to ensure that sale of the Product is not disrupted provided that Flynn Pharma and its Affiliates shall cease such sale upon notification from Pacira and in any event Flynn Pharma shall not so sell for a period of longer than three (3) months following the date of termination. Immediately upon notification from Pacira, such post termination sales shall cease.

18	Force Majeure

18.1

Except for payment obligations accruing prior to the Force Majeure event which shall not be affected or excused by any Force Majeure, neither Party shall be entitled to terminate this Agreement or shall be liable to the other under this Agreement for loss or damages attributable to any Force Majeure, provided the party affected shall give prompt notice thereof to the other party. Subject to Clause 18.2, the party giving such notice shall be excused from such of its obligations hereunder for so long as it continues to be affected by Force Majeure.

18.2

If such Force Majeure continues unabated for a period of at least ninety (90) days, the parties will meet to discuss in good faith what actions to take or what modifications should be made to this Agreement as a consequence of such Force Majeure in order to alleviate its consequences on the affected party. If the affected party is prevented by reason of any circumstances referred to in this clause 18 from performing any of its obligations hereunder for a continuous period of 180 days, then the other party may terminate this Agreement.

19	Notices

19.1

Any notice or other document given under this Agreement shall be in writing in the English language and shall be given by hand or sent by prepaid airmail, by fax transmission or e-mail to the address of the receiving Party as set out in Clauses 19.3 below unless a different address or fax number has been notified to the other in writing for this purpose.

19.2	Each such notice or document shall:

19.2.1	if sent by hand, be deemed to have been given when delivered at the relevant address;

19.2.2	if sent by prepaid airmail, be deemed to have been given 7 days after posting; or

19.2.3

if sent by fax transmission be deemed to have been given when transmitted provided that a confirmatory copy of such facsimile transmission shall have been sent by prepaid airmail within 24 hours of such transmission.

19.3	The address for services of notices and other documents on the parties shall be:

To Flynn Pharma	To Pacira

2nd Floor The Makings Bridge Street Hitchin Hertfordshire SG5 2DE	10450 Sciences Center Drive, San Diego, California 92121 USA

Fax: +44 146 245 0755	Fax: + 858 623 0376

Attention: President	Attention: President

with a copy to:	with a copy to:

Roiter Zucker Solicitors Regent House 5-7 Broadhurst Gardens Swiss Cottage, London NW6 3RZ ENGLAND	Cohen Tauber Spievack & Wagner LLP 420 Lexington Ave., Suite 2400 New York, NY 10170 USA

Fax: +44 20 7328 9111	Fax: + 212 586 5095

Attention: Alia Hares	Attention: Y. Jerry Cohen, Esq.

20	Assignment and Change of Control

20.1

Subject to clause 20.2, neither party shall, nor shall it purport to, assign, license, transfer or charge any of its rights or obligations under this Agreement without the prior written consent of the other, such consent not to be unreasonably withheld or delayed.

20.2	Flynn Pharma may appoint Marketing Partners under this Agreement, subject to Pacira’s prior written consent which shall not be unreasonably withheld or delayed, provided that Flynn Pharma:

20.2.1	informs Pacira of the identity of any Marketing Partner (other than Affiliate companies) prior to the execution of any agreement with such Marketing Partner; and

20.2.2

provides Pacira with a copy of written sub-distribution agreement as soon as reasonably practicable after the execution thereof by Flynn Pharma. Any sub- license granted hereunder shall (a) be on the same terms mutatis mutandis as the terms of this Agreement insofar as they are applicable, but excluding the right to grant a sub-license, and (b) provide that such agreement is subject and subordinate to the rights of Pacira under this Agreement.

20.3	Each party enters into this Agreement on its own behalf and not on behalf of any other person or entity.

20.4

Flynn Pharma shall not appoint a Third Party as a Marketing Partner that manufactures, markets or sells a Competing Product in the Territory. Notwithstanding any sub- distribution agreement, Flynn Pharma shall remain primarily liable to Pacira for its obligations hereunder, and for any act or omission of any Marketing Partner including with respect to safeguarding the confidentiality of Confidential Information.

20.5

Should there be a change of Control of Flynn Pharma resulting in the ownership of Flynn Pharma by a Third Party which manufactures, markets or sells a Competing Product in any part of the Territory, Pacira may terminate this Agreement by not less than ninety (90) days written notice to Flynn Pharma.

21	General Provisions

21.1	Nothing in this agreement is deemed to constitute a partnership between the parties nor constitute either party the agent of the other party for any purpose.

21.2

If there is a disagreement between the Pacira and Flynn Pharma on the interpretation of this Agreement or any aspect of the performance by either party of its obligations under this Agreement, the parties shall resolve the dispute in accordance with the dispute resolution procedure set out in Schedule VI.

21.3

Each of the Parties shall do execute and perform and shall procure to be done executed and performed all such further acts deeds documents and things as the other party may reasonably require from time to time to give full effect to the terms of this Agreement.

21.4

In performing any respective obligations under this agreement, each party shall comply with the Data Protection Act 1998, any notification requirements under the Data Protection Act 1998 and the Data Protection Principles specified in that Act.

21.5	Each party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and completion of this Agreement.

21.6

This agreement and the Supply Terms sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement. This Agreement supersedes any heads of agreement which shall cease to have any further force or effect. It is agreed that:

21.6.1	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party which is not expressly set out in this Agreement;

21.6.2	no Party shall have any remedy in respect of misrepresentation or untrue statement made by the other party or for any breach of warranty which is not contained in this Agreement;

21.6.3	this Clause shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation.

21.7	No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of both parties.

21.8

Unless expressly agreed, no variation shall constitute a general waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation, and the rights and obligations of the parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied.

21.9

If and to the extent that any provision of this Agreement is held to be illegal, void or unenforceable, such provision shall be given no effect and shall be deemed not to be included in this Agreement but without invalidating any of the remaining provisions of this Agreement.

21.10

No failure or delay by either party in exercising any right or remedy provided by law under or pursuant to this Agreement shall impair such right or remedy or operate or be construed as a waiver or variation of it or preclude its exercise at any subsequent time and no single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

21.11

The rights and remedies of each of the parties under or pursuant to this Agreement are cumulative, may be exercised as often as such party considers appropriate and are in addition to its rights and remedies under general law.

21.12	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, each of which is an original but all of which together constitute one and the same instrument.

21.13

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

21.14

Each party shall have and maintain insurance (including general and product liability coverage) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party shall furnish to the other party evidence of such insurance, upon request.

21.15	This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with English law.

SIGNATURES ON NEXT PAGE

AS WITNESS the hands of the parties or their duly authorised representatives the day and the year first above written.

SIGNED for and by behalf of	)	/s/ Mark A. Walters
PACIRA PHARMACEUTICALS, INC.	)
)

Mark A. Walters
V.P. Business & Commercial Development
Print Name and Title

SIGNED for and by behalf of	)
FLYNN PHARMA LIMITED	)
)

Print Name and Title

AS WITNESS the hands of the parties or their duly authorised representatives the day and the year first above written.

SIGNED for and by behalf of	)
PACIRA PHARMACEUTICALS, INC.	)
)

SIGNED for and by behalf of	)	/s/ David Fakes
FLYNN PHARMA LIMITED	)
)
D W Fakes, Director
Print Name and Title

SCHEDULE I

PACIRA PATENTS

Granted Patents

Number	Country	Matter

[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]

Patent Applications

Number	Country	Matter
[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]	[**]

[**]	[**]	[**]
[**]	[**]	[**]
_______
[**]
[**]
[**]
[**]
[**]

SCHEDULE II

TRADE MARKS

Trademark	Country	Class	Status	Trademark No.	Registration Date
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

Trademark	Country	Class	Status	Trademark No.	Registration Date
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
_______
[**]

SCHEDULE III

DRAFT MANUFACTURE AND SUPPLY TERMS AND CONDITIONS

Proposed Language for EU DepoDur Supply Terms

A full draft is to be supplied but please note the following:

Forecasting and Ordering (part)

Detailed Forecast. Within thirty (30) days of the Effective Date of the Supply Agreement or twelve (12) months before the anticipated Commercial Delivery, whichever is later, Licensee shall provide to Pacira a written estimate of its monthly unit requirements (by country) for the Finished Product for the next succeeding twelve (12) months (this forecast and each succeeding forecast, a “Forecast”). Each Forecast shall be updated monthly on the tenth (10th) day of the month on a twelve (12)-month rolling basis. Each Forecast shall include, during the relevant periods, the quantities necessary for commercial launch, ramp-up, and pipeline fill.

Firm Purchase Requirement. The forecast of the most current three (3) month period shall be binding on the Parties and shall be deemed a firm purchase order for which Licensee shall provide a written purchase order stating in detail the required quantities (by country) of the Product and the required delivery dates. The forecast for the remaining nine (9) month period of each rolling forecast is for planning purposes and shall not constitute a commitment to purchase or supply Product.

Unless otherwise mutually agreed upon by the Parties, all Purchase Orders submitted by Licensee for delivery of Product in any given month shall not be less than [**]% of the amount forecast for such month in the Forecast immediately preceding the Forecast that is deemed to be a firm purchase order for such month.

In the event that Licensee submits any Purchase Order to purchase Product in any given month in an amount in excess of [**]% of the amount forecasted for such month in the Forecast immediately preceding the Forecast that is deemed to be a firm purchase order for such month, Pacira shall use its commercially reasonable efforts to deliver the quantity ordered by Licensee; provided however, Pacira shall not be liable to Licensee for any inability to deliver the amount of Products ordered by Licensee in excess of such amount.

Supply, Delivery, Title and Payment (part)

Title and risk of loss and/or damage of the Product shall pass to Licensee upon delivery FOB (Incoterms 2000) Pacira’s EU release site, or other location designated by Pacira. Upon assumption of Product title, Licensee shall be responsible for arranging and maintaining proper temperature controlled handling and necessary narcotic product security through out the Supply Chain, to the delivery of the product to end customer.

Licensee will provide to Pacira on a quarterly basis, or more frequently if required by regulators such as the DEA, a report designating Product deliveries, by unit, by country, and by customer, in accordance with either existing or negotiated narcotic tracking requirements from the U.S. or EU. In addition, Licensee will be responsible for producing other product consumption reports or product tracking information (i.e. diversion) as may be required by a U.S. and/or EU regulatory authority from time to time.

SCHEDULE V

THE TERRITORY

Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Iceland, Republic of Ireland, Italy, Latvia, Liechtenstein, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Slovakia, Slovenia, Spain, Sweden, United Kingdom, Norway, Romania, Switzerland, Turkey, South Africa, Bahrain, Jordan, Kuwait, Lebanon, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates, Iraq

SCHEDULE VI

DISPUTE RESOLUTION

1.1

Representatives of the parties will, within 14 days of receipt of a written request from either party to the other, convene a meeting of the Commercialisation Committee to discuss in good faith and try to resolve the disagreement without recourse to legal proceedings.

1.2

If resolution does not occur within 7 days after meeting, the matter shall be escalated for determination by the respective Chief Executive Officer of the parties who may resolve the matter themselves or jointly appoint a mediator or independent expert to do so.

1.3

Nothing in this Agreement restricts either party’s freedom to seek from a court of competent jurisdiction urgent or equitable relief in the form of preliminary injunction to preserve a legal right or remedy, to avoid irreparable harm, or to protect a proprietary, trade secret or other right.

Appointment of an Expert

1.4

In the event that the Chief Executive Officers are unable to resolve the dispute or agree to appoint an expert, one party shall serve on the other a written Referral Notice requesting that the matter be referred to an expert for resolution, and the following procedure shall be followed.

1.4.1

The dispute shall be determined by a single independent impartial expert who shall be agreed between the parties. In the absence of agreement between the parties within 30 days of the service of a Referral Notice, the expert shall be appointed (a) by the President for the time being of the Institute of Arbitrators-or any successor thereto if the Referral Notice was served by Pacira, (b) by the American Arbitration Association sitting in New York City if the Referral Notice was served by Flynn Pharma, or (c) such other competent body agreed by the parties.

1.4.2

30 days after the appointment of the expert pursuant to paragraph 1.4.1 both parties shall exchange simultaneously statements of case in no more than 10,000 words, in total, and each side shall simultaneously send a copy of its statement of case to the expert.

1.4.3

Each party may, within 30 days of the date of exchange of statement of case pursuant to paragraph 1.4.2, serve a reply to the other side’s statement of case in no more than 10,000 words. A copy of any such reply shall be simultaneously sent to the expert.

1.4.4

Subject to paragraph 1.4.6, there shall be no oral hearing. The expert shall issue his decision in writing to both parties within 30 days of the date of service of the last reply pursuant to paragraph 1.4.3 above or, in the absence of receipt of any replies, within 60 days of the date of exchange pursuant to paragraph 1.4.2.

1.4.5

Except for disputes predominantly related to intellectual property which may be brought in any jurisdiction, the seat of the dispute resolution shall be London, England if the Referral Notice was served by Pacira, and New York City if the Referral Notice was served by Flynn.

1.4.6

The expert shall not have power to alter, amend or add to the provisions of this Agreement, except that the expert shall have the power to decide all procedural matters relating to the dispute, and may call for a one day hearing if desirable and appropriate.

1.4.7

The expert shall have the power to request copies of any documents in the possession and/or control of the parties which may be relevant to the dispute. The parties shall forthwith provide to the expert and the other party copies of any documents so requested by the expert.

1.4.8

The decision of the expert shall be final and binding upon both parties except in the case of manifest error. The parties hereby exclude any rights of application or appeal to any court, to the extent that they may validly so agree, and in particular in connection with any question of law arising in the course of the reference out of the award.

1.4.9

The expert shall determine the proportions in which the parties shall pay the costs of the expert’s procedure. The expert shall have the authority to order that all or a part of the legal or other costs of a party shall be paid by the other party.

1.4.10

All documents and information disclosed in the course of the expert proceedings and the decision and award of the expert shall be kept strictly confidential by the recipient and shall not be used by the recipient for any purpose except for the purposes of the proceedings and/or the enforcement of the expert’s decision and award.